                                   Exhibit 5.1






                                                              May 7, 1999



Concord Communications, Inc.
33 Boston Post Road West
Marlboro, Massachusetts  01752

         Re: Registration Statement on Form S-8 Relating to the 1997 Stock Plan, as amended, of Concord Communications, Inc. (referred to as the "Plan")

Dear Sir or Madam:

         Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Concord Communications, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 relating to an aggregate of 1,000,000 shares of Common Stock, par value $.01 per share, of the Company issuable pursuant to the Plan (the "Shares").

         We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the Plan, the Restated Articles of Organization and the Restated By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan and the terms of any agreement relating to any of the options granted thereunder, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                             Very truly yours,

                                             /s/ Testa, Hurwitz & Thibeault, LLP
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                                             TESTA, HURWITZ & THIBEAULT, LLP